EX-35 (e)
(logo) CHASE



SERVICER COMPLIANCE STATEMENT


RE: J.P. Morgan Alternative Loan Trust (JPALT) 2006-A2: The Pooling and
        Servicing Agreement by and among J.P. Morgan Mortgage Acquisition Corp. as Seller, JPMorgan Chase Bank, NA as Servicer, JPMorgan Chase & Co. as Seller, Wells Fargo Bank, N.A. as Master Servicer, JPMorgan Accpt Corp I as Depositor, JPMorgan Chase Bank, NA as Custodian, U.S. Bank National Association as Trustee, Wells Fargo Bank, N.A. as Securities Administrator and JPMorgan Chase Bank NA as Servicer (the "Agreement")

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the J.P. Morgan Alternative Loan Trust (JPALT) 2006-A2 (The "Agreement"), does hereby certify that:

        (1) A review of the activities of the Servicer during the calendar year ending December 31, 2006 and of the performance of the Servicer under the Agreement has been made under my supervision; and

        (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Date: 02/28/2007


JPMorgan Chase Bank,
National Association,
as Servicer


By: /s/ David Lowman
Name:   David Lowman
Title:  Executive Vice President